Filed Pursuant to Rule 424(b)(2)
File No. 333-135006

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G Fixed Rate Notes	$250,000,000	$9,825

(1)

The filing fee of $9,825 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 13 dated May 21, 2008

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

WELLS FARGO & COMPANY

Medium-Term Notes, Series G

Fixed Rate Notes

Aggregate Principal Amount Offered:	$250,000,000

The notes will be a further issuance of, and form a single tranche with, the $600,000,000 aggregate principal amount of Fixed Rate Notes and have the same terms as the other Fixed Rate Notes of this tranche to be issued by Wells Fargo & Company on May 28, 2008 pursuant to Pricing Supplement No. 12 which was filed with the Securities and Exchange Commission on May 21, 2008. The notes will have the same CUSIP number as those other Fixed Rate Notes, will trade interchangeably with those other Fixed Rate Notes immediately upon settlement and will increase the aggregate principal of the tranche of the Fixed Rate Notes to $850,000,000.

Trade Date:	May 21, 2008

Original Issue Date (T+4):	May 28, 2008

Stated Maturity Date:	June 2, 2011

Interest Rate:	4.00%

Interest Payment Dates:	Each June 2 and December 2, commencing December 2, 2008, and at maturity

Price to Public (Issue Price):	99.643%, plus accrued interest, if any, from May 28, 2008

Agent Discount (Gross Spread):	0.09%

All-in Price (Net of

Agent Discount):	99.553%, plus accrued interest, if any, from May 28, 2008

Net Proceeds:	$248,882,500

Benchmark:	UST 4.875% due May 31, 2011

Benchmark Yield:	2.667%

Spread to Benchmark:	+146 basis points

Re-Offer Yield:	4.127%

Listing:	None

Agent:	Citigroup Global Markets Inc.

Plan of Distribution:	On May 21, 2008, Wells Fargo & Company agreed to sell to the Agent, and the Agent agreed to purchase, the notes at a purchase price of 99.553% The purchase price equals the issue price of 99.643% less an underwriting discount of 0.09% of the principal amount of the notes.

CUSIP:	94974BEQ9

Certain U.S. Federal Income Tax Consequences:

Pursuant to the U.S. Treasury regulations, the issuance of the notes will be treated as a “qualified reopening” of the Fixed Rate Notes with an original issuance date of May 28, 2008 (the “Original Notes”). Therefore, for purposes of the rules governing original issue discount, the notes will have the same issue date, issue price and adjusted issue price as the Original Notes. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Original Issue Discount” in the prospectus referred to above.